Exhibit 99.1

Aravive Appoints Dr. Robert B. Geller as Chief Medical Officer

-	Dr. Geller is a Board-Certified Medical Oncologist with over 30 years of experience in the biopharmaceutical industry and academia

Houston, TX, July 5, 2022 - Aravive, Inc. (Nasdaq: ARAV, “the Company”), a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease, today announced the appointment of Dr. Robert B. Geller as Chief Medical Officer. Dr. Geller is a medical oncologist with over 30 years of drug development experience leading all aspects of clinical and medical affairs, including commercialization preparedness and launch of novel therapeutics. Dr. Geller will play a critical role in progressing Aravive’s portfolio of programs in ovarian, renal and pancreatic cancers.

“Dr. Geller is a great addition to the management team as we near completion of the global registrational Phase 3 trial in platinum-resistant ovarian cancer, accelerate the ccRCC development program, and prepare to file our first BLA end of 2023,” stated Gail McIntyre, Ph.D., DABT, Chief Executive Officer of Aravive. “Dr. Geller’s wealth of experience in clinical development and medical affairs, including direct involvement with the FDA across the entirety of drug development, submission and approval, rounds out our internal capabilities and helps to maximize the probability of success of batiraxcept.”

“I feel very fortunate and proud that I am able to join Aravive at this critical juncture, as the company nears key value inflection points,” stated Dr. Robert B. Geller, Chief Medical Officer of Aravive. “As a medical oncologist, I have devoted my career to caring for patients, and developing and commercializing new therapies for cancer patients. Based upon the clinical data to date on batiraxcept, I am convinced that batiraxcept has the potential to meet the high unmet medical needs of patients with advanced cancers, and potentially become a best-in-class medicine across a range of tumors, including ovarian, renal and pancreatic cancer, which require new treatment approaches.”

Dr. Geller started his academic career as the Director of the Stem Cell Transplant program at the University of Chicago and as the Director of the Leukemia Service and Director of the Unrelated Transplant Program, Emory University. He then transitioned to community practice where he focused on the development of clinical pathways for patients with hematologic malignancies and solid tumors, and the expansion of community-based clinical research programs. After over two decades in clinical practice, he then transitioned to the biopharmaceutical industry, where he held positions in medical affairs and clinical development at Alexion, Heron Therapeutics, and most recently as Senior Vice President (Medical Affairs) at Coherus Biosciences where he was involved in the clinical development and successful commercialization of both their biosimilar franchise and their immune-oncology pipeline. Dr. Geller has authored over 200 publications and abstracts and has served as reviewer for numerous medical journals. Dr. Geller earned Bachelor and Master of Science degrees in Physics at MIT and Medical Doctor degree from Harvard Medical School. Dr. Geller completed a medical residency at the Hospital of the University of Pennsylvania and Medical Oncology Fellowship at the Johns Hopkins Oncology Center. Dr Geller is a Diplomat in Internal Medicine and Medical Oncology with the American Board of Internal Medicine.

About Aravive

Aravive, Inc. is a late clinical-stage oncology company developing targeted therapeutics to treat metastatic disease. Our lead product candidate, batiraxcept (formerly AVB-500), is an ultra-high affinity decoy protein that binds to GAS6, the sole ligand that activates AXL, inhibiting metastasis, tumor growth, and restoring sensitivity to anti-cancer agents. Batiraxcept has been granted Fast Track Designation by the U.S. FDA and Orphan Drug Designation by European Commission in PROC. Batiraxcept is in an active registrational Phase 3 trial in platinum resistant ovarian cancer (NCT04729608), a Phase 1b/2 trial in clear cell renal cell carcinoma (NCT04300140), and a Phase 1b/2 trial in pancreatic adenocarcinoma (NCT04983407). The Company is based in Houston, Texas and received a Product Development Award from the Cancer Prevention & Research Institute of Texas (CPRIT) in 2016. Additional information at www.aravive.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements regarding Dr. Geller playing a critical role in progressing Aravive’s portfolio of programs in ovarian, renal and pancreatic cancers, Dr Geller’s wealth of experience in clinical development and medical affairs helping to maximize the probability of success of batiraxcept for all shareholders, and the potential of batiraxcept to meet the high unmet medical needs of patients with advanced cancers, and potentially become a best-in-class medicine across a range of tumors, including ovarian, renal and pancreatic cancer, which require new treatment approaches. Forward-looking statements are based on current beliefs and assumptions, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement as a result of various factors, including, but not limited to, risks and uncertainties related to: the ability of Dr. Geller to make the anticipated contributions, the ability to report data from the current clinical trials in accordance with current timelines, the data from patients treated in the future with batiraxcept being consistent with the results reported, the ability to enroll the expected number of patients, the impact of COVID-19 on the Company's clinical strategy, clinical trials, supply chain and fundraising, the Company's ability to expand development into additional indications, the Company's dependence upon batiraxcept, batiraxcept’s ability to have favorable results in clinical trials, the clinical trials of batiraxcept having results that are as favorable as those of preclinical and clinical trials, the ability to receive regulatory approval, potential delays in the Company's clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that batiraxcept may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that the Company may encounter difficulties in manufacturing batiraxcept; if batiraxcept is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing the Company's intellectual property rights; the Company's reliance on its licensor of intellectual property and financing needs. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, the Company’s Quarterly Reports on Form 10-Q, the Company’s recent Current Reports on Form 8-K and subsequent filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Marek Ciszewski, J.D.

Vice President, Investor Relations

Marek@Aravive.com

(562) 373-5787